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                                                                EXHIBIT 10(bb)

                         JOSEPH E. SEAGRAM & SONS, INC.

                       RETIREMENT SALARY CONTINUATION PLAN


1.       Purpose

         The purpose of this Plan is to enable the Company to offer its eligible senior executives salary continuation benefits in order to aid the Company in attracting, retaining and motivating highly skilled senior executives.

2.       Definitions

         "Beneficiary" shall mean the person, entity or persons designated by the participant in accordance with Section 7.

         "Board of Directors" shall mean the Board of Directors of The Seagram Company Ltd.

         "Committee" shall mean the Human Resources Committee of the Board of Directors.

         "Company" shall mean Joseph E. Seagram & Sons, Inc. and its subsidiaries.

         "Compensation" shall mean an amount equal to (i) the employee's base annualized salary on the last day of the employee's full-time employment with the Company; plus (ii) the highest annual regular management incentive award (as described in the Management Incentive Plan of the Company) previously granted to the employee.

        "Disability" shall mean inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued or indefinite duration. The determination whether a participant has suffered a disability shall be made by the Committee based upon such evidence it deems necessary and appropriate.


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         "Employee" shall mean any person (including an officer or director)
         employed by the Company on a salaried basis.

         "Participant" shall mean a senior executive employee selected to participate in the Plan.

         "Plan" shall mean the Joseph E. Seagram & Sons, Inc. Retirement Salary Continuation Plan.

         "Retirement" shall mean termination of employment with the Company, at or after age 55, with 10 or more years of "continuous service" (as that term is defined in the Pension Plan for the Employees of Joseph E. Seagram & Sons, Inc. and Subsidiaries) with the Company.

3.       Administration

         The Plan shall be administered by the Committee, which shall consist of such members (not less than three) of the Board of Directors as shall from time to time be appointed by the Board of Directors. Committee members shall serve at the pleasure of the Board of Directors.

         The Committee shall have full authority to interpret the Plan, to establish rules and regulations relating to the Plan, to determine the criteria for eligibility to participate in the Plan, to select the employees who participate in the Plan, to remove participants from participation in the Plan, to determine compensation, and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee's interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its shareholders and employees, former employees and beneficiaries.



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4.       Participation

         The Committee shall from time to time select those senior executive employees who will participate in the Plan. Each employee selected to participate in the Plan shall remain a participant for the entire period thereafter during which he is an employee, subject to the right of the Committee at any time in its sole discretion to remove an employee from participation in the Plan. No employee or other person shall have any claim or right to participate in the Plan.

5.       Eligibility For Benefits

         A participant shall be entitled to benefits described in Section 6 of this Plan in the event of (i) the participant's retirement or (ii) the participant's termination of employment due to disability.

6.       Salary Continuation Benefits

         (a) Subject to Section 6(b), upon a participant's retirement the Company shall pay to the participant for a ten year period commencing at retirement an annual amount equal to 35% of the participant's compensation.

         (b) The benefit described in Section 6(a) shall be reduced if a participant has not attained a fully vested interest in the benefit. A participant's interest in his salary continuation benefit vests at the rate of 2 1/2% per year of employment by the Company prior to the date of commencement of the participant's inclusion in the Plan and 10% per year of employment by the Company during which participant is covered by the Plan. Accordingly, a participant's vested benefit shall be determined by multiplying the benefit described in Section 6(a) by the sum (but not to exceed 100% of (i) the participant's percentage of vesting prior to his inclusion in the Plan and (ii) the participant's percentage of vesting during his inclusion in the Plan.



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         (c)      If a participant's employment terminates by reason of
                  disability, he may elect to receive, in lieu of the retirement benefit described in (a) and (b) above, an amount equal to the benefit described in Section 6(a), commencing at age 65, without regard to any reduction described in Section 6(b). The election shall be delivered to the Committee in writing within 90 days after termination of the participant's employment due to disability.

         (d) If a participant otherwise entitled to benefits under this Plan pursuant to Section 5 should die prior to receiving any or all of his salary continuation benefits, any unpaid installments shall be paid in accordance with Section 7. The Committee may at any time, in its sole discretion, direct that payment of any remaining installments payable under this subparagraph (d) be made in one lump sum which is of actuarially equivalent value, as determined by the Committee, to the remaining unpaid installments.

7.       Designation of Beneficiary

         The participant shall have the right to designate a beneficiary who, in the event of the participant's death under circumstances described in
         Section 6(d), shall receive the benefit referred in Section 6(d). Such designation shall be made by the participant on a form prescribed by the Committee. The participant may change or revoke such designation by written notice to the Committee. If the participant does not designate a beneficiary, or the beneficiary predeceases the participant, any benefit paid hereunder shall be paid to the participant's estate. If the beneficiary survives the participant but dies prior to receiving full payment of the benefit hereunder the amount remaining to be paid shall be paid to the beneficiary's estate.



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8.       Miscellaneous Provisions

         (a) The Plan is not a contract between the Company and its employees. Also, neither the establishment of the Plan, nor any action taken hereunder, shall be construed as giving any employee any right to be retained in the employ of the Company.

         (b) Except as provided in Section 7, a participant's rights and interest under the Plan may not be assigned or transferred, and any attempted assignment or transfer shall be null and void and shall extinguish the Company's obligations under the Plan.

         (c) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to satisfy its obligations under the Plan.

         (d) The Company shall have the right to withhold from each payment to be made under this Plan any required withholding taxes.

         (e) The Plan shall be construed, administered and enforced according to the laws of the State of New York.

9.       Amendment and Termination

         The Board of Directors may at any time amend (in whole or part) or terminate this Plan.

10.      Effective Date

         The Plan shall be effective August 1, 1981.





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